As filed with the United States Securities and Exchange Commission on June 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LARIMAR THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3857670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Bala Plaza East, Suite 506

Bala Cynwyd, Pennsylvania 19004

(844) 511-9056

(Address, including zip code, of principal executive offices)

Substitute Option Grants issued to replace options awarded under the

Chondrial Therapeutics Holdings, LLC 2016 Equity Incentive Plan

(Full title of the plans)

Carole Ben-Maimon

President and Chief Executive Officer

Larimar Therapeutics, Inc.

Three Bala Plaza East, Suite 506

Bala Cynwyd, Pennsylvania 19004

(844) 511-9056

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rachael M. Bushey

Jennifer Porter

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, Pennsylvania 19103

(215) 981-4331

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	330,818	$12.14(2)	$4,016,130.52	$521.30
Total	330,818	—	$4,016,130.52	$521.30

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Larimar Therapeutics, Inc. (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2)

For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted-average exercise price of these substitute options (rounded up to the nearest cent).

EXPLANATORY NOTE

On May 28, 2020, the Company (formerly known as Zafgen, Inc.) completed its business combination with Chondrial Therapeutics, Inc. (“Chondrial”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of December 17, 2019, as amended (the “Merger Agreement”), by and among the Company, Zordich Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Chondrial and Chondrial Therapeutics Holdings, LLC (“Holdings”), pursuant to which Merger Sub merged with and into Chondrial, with Chondrial surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with, and immediately prior to the completion of the Merger, the Company effected a reverse stock split of the Company’s Common Stock at a ratio for 1-for-12. Following completion of the Merger, the Company changed its name from “Zafgen, Inc.” to “Larimar Therapeutics, Inc.” and the business conducted by the Company became primarily the business conducted by Chondrial, which is a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using its novel cell penetrating peptide technology platform.

In connection with the Merger, options for Common Stock were substituted for all outstanding and unexercised stock options to purchase units of Holdings. Pursuant to the terms of the Merger Agreement, the number of shares of Common Stock subject to each such substitute option was determined by multiplying (A) the number of Holdings units that were subject to such Holdings option, as in effect prior to the effective time of the Merger, by (B) the total number of outstanding shares of Chondrial common stock on a fully diluted basis, as in effect prior to the effective time of the Merger, by (C) a fraction, the numerator of which is one and the denominator of which is the fully diluted number of Holdings units as of such time, by (D) 60,912.5005 (the exchange ratio applicable in the Merger), and rounding the resulting number down to the nearest whole number of shares of Common Stock. The per share exercise price for shares of Common Stock issuable upon exercise of each such substitute option was determined in accordance with applicable tax regulations to cause the aggregate “spread” of the substitute option (i.e., the difference between the fair market value of the stock subject to the option and the exercise price of the option) immediately following the closing of the Merger, to be equal to the aggregate spread of the Holdings options for which it was substituted, as measured immediately prior to the closing of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the recipients of substitute option grants as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Exchange Act, with respect to item (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 5, 2020 which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 7, 2020;

(c) the Registrant’s Current Reports on Form 8-K (in each case other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the Commission on January 13, 2020, March 9, 2020, April  24, 2020 and June 2, 2020 and the Registrant’s Current Report on Form 8-K/A filed with the Commission on June 26, 2020;

(d) the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April  29, 2020 (the Chondrial Therapeutics, Inc. financial statements and the report thereon from the Company’s independent registered public accounting firm have been superseded by the financial statements and report thereon included in Larimar Therapeutics, Inc’s Current Report on Form 8-K/A filed on June 26, 2020); and

(e) the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 18, 2014 (File No. 001-36510), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished under Item 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s ninth amended and restated certificate of incorporation provides for the a limitation of the personal liability of directors, except for (a) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction for which the director derived an improper personal benefit.

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf to the fullest extent authorized by the DGCL if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the Registrant and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Ninth Amended and Restated Certificate of Incorporation of Larimar Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36510) filed on June 24, 2014)

4.2	Certificate of Amendment of Ninth Amended and Restated Certificate of Incorporation of Zafgen, Inc. related to the Reverse Stock Split, dated May 28, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36510) filed on June 2, 2020)

4.3	Certificate of Amendment of Ninth Amended and Restated Certificate of Incorporation of Zafgen, Inc. related to the Name Change, dated May 28, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36510) filed on June 2, 2020)

4.4	Amended and Restated Bylaws of Larimar Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-36510) filed on June 24, 2014)

4.5*	Form of Larimar Therapeutics, Inc. Notice of Substitute Option Grant and Substitute Stock Option Agreement

5.1*	Opinion of Pepper Hamilton LLP as to the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bala Cynwyd, Commonwealth of Pennsylvania, on this 26th day of June, 2020.

LARIMAR THERAPEUTICS, INC.

By:	/s/ Carole Ben-Maimon
Carole Ben-Maimon
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carole Ben-Maimon and Michael Celano, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carole Ben-Maimon	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2020
Carole Ben-Maimon

/s/ Michael Celano	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2020
Michael Celano

/s/ Joseph Truitt	Chairman, Board of Directors	June 26, 2020
Joseph Truitt

/s/ Peter Barrett	Director	June 26, 2020
Peter Barrett

/s/ Thomas O. Daniel	Director	June 26, 2020
Thomas O. Daniel

/s/ Thomas Edward Hamilton	Director	June 26, 2020
Thomas Edward Hamilton

/s/ Jonathan Leff	Director	June 26, 2020
Jonathan Leff

/s/ Frank E. Thomas	Director	June 26, 2020
Frank E. Thomas